Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
April 30, 2013	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES FIRST QUARTER 2013 RESULTS;
REPORTS STRONG MDI POLYURETHANES EARNINGS

First Quarter 2013 Highlights

•                  Adjusted EBITDA was $220 million compared to $407 million in the prior year period (adjusted to exclude amortization of pension and postretirement actuarial losses of $19 million and $10 million, respectively).

•                  Adjusted diluted income per share was $0.19 compared to $0.77 in the prior year period (adjusted to exclude amortization of pension and postretirement actuarial losses of $0.05 and $0.04, respectively).

•                  Net loss attributable to Huntsman Corporation was $24 million compared to net income of $163 million in the prior year period.

•                  We estimate first quarter 2013 EBITDA was impacted by approximately $55 million as a result of our planned maintenance at our Port Neches, TX facility during the period.

	Three months ended
	March 31,		December 31,
In millions, except per share amounts, unaudited	2013	2012	2012

Revenues	$2,702	$2,913	$2,619

Net (loss) income attributable to Huntsman Corporation	$(24)	$163	$(40)
Adjusted net income(1)	$46	$186	$68

Diluted (loss) income per share	$(0.10)	$0.68	$(0.17)
Adjusted diluted income per share(1)	$0.19	$0.77	$0.28

EBITDA(1)	$112	$390	$104
Adjusted EBITDA(1)	$220	$407	$245

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported first quarter 2013 results with revenues of $2,702 million and adjusted EBITDA of $220 million.

Peter R. Huntsman, our President and CEO, commented:

“During the first quarter this year we saw a meaningful improvement in our MDI polyurethane margins.  We expect this trend to continue as industry fundamentals improve.

I am encouraged by general demand trends across our businesses in North America and Asia and am optimistic about future prospects of our business in the key markets we serve.  With the successful restart of our Port Neches facility and in excess of $165 million of annual cash improvements in the next several quarters, we continue to forecast that our non-TiO2 divisions will collectively do better this year than last.”

Segment Analysis for 1Q13 Compared to 1Q12

Polyurethanes

The decrease in revenues in our Polyurethanes division for the three months ended March 31, 2013 compared to the same period in 2012 was primarily due to lower sales volumes partially offset by higher average selling prices.  MDI sales volumes decreased in the European region partially offset by increased sales volumes in the Asia Pacific and Americas regions.  PO/MTBE sales volumes decreased primarily due to the timing of shipments.  MDI average selling prices increased in all regions primarily in response to higher raw material costs.  PO/MTBE average selling prices decreased primarily due to less favorable market conditions.  The decrease in adjusted EBITDA was primarily due to lower PO/MTBE earnings (first quarter 2012 benefited from industry supply outages) partially offset by higher MDI contribution margins.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended March 31, 2013 compared to the same period in 2012 was due to lower sales volumes partially offset by higher average selling prices.  Sales volumes decreased by 18% as a result of scheduled maintenance on our olefins and ethylene oxide facilities in Port Neches, Texas in the first quarter of 2013.  Excluding the impact of this scheduled maintenance sales volumes would have increased by approximately 2%.  Average selling prices increased primarily due to sales mix effect.  The decrease in adjusted EBITDA was primarily due to the impact of our scheduled maintenance.  As a result of lower upstream margins and lower product sales we estimate the impact of this maintenance to be approximately $55 million on the first quarter of 2013.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended March 31, 2013 compared to the same period in 2012 was primarily due to lower sales volumes.  Sales volumes decreased in the European and the Americas regions, primarily in our base resins and formulations businesses due to weaker demand and increased competition while sales volumes in the Asia Pacific region increased primarily due to strong demand in the adhesives and electrical engineering markets.  The decrease in adjusted EBITDA was primarily due to lower contribution margins and lower sales volumes partially offset by lower selling, general and administrative costs as a result of recent restructuring efforts.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended March 31, 2013 compared to the same period in 2012 was due to higher sales volumes, partially offset by lower average selling prices.  Sales volumes increased primarily due to increased market share in key markets.  Average selling prices decreased primarily due to sales mix effect and foreign currency translation.  The increase in adjusted EBITDA was primarily due to higher sales volumes and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts partially offset by lower contribution margins.

Pigments

The decrease in revenues in our Pigments division for the three months ended March 31, 2013 compared to the same period in 2012 was primarily due to lower average selling prices as sales volumes were essentially unchanged.  Average selling prices decreased in all regions of the world primarily in response to lower end use demand.  The decrease in adjusted EBITDA was primarily due to lower contribution margins and the impact of unabsorbed fixed costs at lower production rates.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $4 million to a loss of $45 million for the three months ended March 31, 2013 compared to a loss of $41 million for the same period in 2012.  The decrease in adjusted EBITDA was primarily the result of a $7 million increase in LIFO inventory valuation expense ($4 million of expense in 2013 compared to $3 million of income in 2012) partially offset by a decrease in unallocated foreign exchange losses of $5 million ($2 million gain in 2013 compared to $3 million loss in 2012).

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2013 we had $832 million of combined cash and unused borrowing capacity compared to $887 million at December 31, 2012.

On April 29, 2013, we amended our accounts receivable securitization programs to among other things extend the maturity to April 2016, reduce the borrowing rate and increase the availability under the programs.

On March 11, 2013 we entered into an amendment of our senior credit facilities that provided for an additional term loan of $225 million due April, 2017.  We used the proceeds to repay in full the remaining $193 million outstanding under our term loan B due April, 2014.

On March 4, 2013 we issued $250 million of additional 4.875% senior notes due 2020 and redeemed the remaining $200 million of 5.5% senior notes due 2016.  In connection with this redemption, we recognized a loss on early extinguishment of debt of approximately $34 million.  The 5.5% senior notes were favorably issued to us at less than market interest rates; accounting standards required us to record the notes on our balance sheet at less than face value and amortize the difference over time up to the full face value of $200 million.  As a result, when we refinanced the notes we recognized an increase of recorded debt on our balance sheet of approximately $31 million due to the difference between face value and recorded carry value.

Total capital expenditures for the quarter ended March 31, 2013 were $89 million.  We expect to spend approximately $450 million on capital expenditures in 2013 which approximates our annual depreciation and amortization.

Income Taxes

During the three months ended March 31, 2013 we recorded an income tax benefit of $20 million and paid $17 million in cash for income taxes.  Our adjusted effective income tax rate for the three months ended March 31, 2013 was approximately 27%.  During the first quarter of 2013 we released a valuation allowance on certain net deferred tax assets and recorded a net decrease in unrecognized tax benefits resulting from the settlement of tax audits and the expiration of statutes of limitations.  These items had the effect of lowering our adjusted effective tax rate in the first quarter of 2013.

We expect our full year 2013 adjusted effective tax rate to be approximately 35% primarily due to the effect of tax valuation allowances and expected regional mix of income.  We expect our long term effective income tax rate to be approximately 30 - 35%.

Amortization of Pension and Postretirement Actuarial Losses (Gains) Adjustment to Earnings

Beginning in 2013, we began to exclude the amortization of actuarial gains and losses associated with pension and postretirement benefits from adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) attributable to Huntsman Corporation and adjusted diluted income (loss) per share. The amortization of actuarial gains and losses associated with pension and postretirement benefits arises from changes in actuarial assumptions and the difference between actual and expected returns on plan assets, and not from our normal, or “core,” operations. There is diversity in accounting for these actuarial gains and losses within our industry, and we believe that removing these gains and losses provides management and investors greater transparency into the operational results of our businesses and enhances period-over-period comparability.

The service cost, amortization of prior service cost (benefit), interest cost and expected return on plan assets components of our periodic pension and postretirement benefit costs (income) will continue to be included in adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) attributable to Huntsman Corporation and adjusted diluted income (loss) per share.

The amounts for prior periods have been recast to conform to the current presentation.  A schedule of historical adjusted EBITDA along with a reconciliation of adjusted EBITDA to net income (loss) attributable to Huntsman Corporation can be found in tables 9 and 10 of this press release.  A reconciliation of adjusted earnings measures used in this press release can be found in table 4 of this press release.

Upcoming Conferences

A member of management will present at the following upcoming conferences:

•                  Barclays Chemical ROC Stars, May 7, 2013

•                  Wells Fargo Industrial and Construction Conference, May 8, 2013

•                  Goldman Sachs Basic Materials Conference, May 22, 2013

•                  Deutsche Bank Global Industrials and Basic Materials Conference, June 13, 2013

A webcast of the presentations, where applicable, along with accompanying materials will be available on the investor relations section of the company’s website, www.huntsman.com.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2013 financial results on Tuesday, April 30, 2013 at 9:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants                                                                                                       (888) 713 - 4199

International participants                                                      (617) 213 - 4861

Passcode                                                                                                                                              28343738

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PT4XFXGYU

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning April 30, 2013 and ending May 7, 2013.

Call-in numbers for the replay:

U.S. participants                                                                                                       (888) 286 - 8010

International participants                                                      (617) 801 - 6888

Replay code                                                                                                                            38526421

Table 1 — Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts, unaudited	2013	2012

Revenues	$2,702	$2,913
Cost of goods sold	2,353	2,363
Gross profit	349	550
Operating expenses	255	265
Restructuring, impairment and plant closing costs	44	—
Operating income	50	285
Interest expense, net	(51)	(59)
Equity in income of investment in unconsolidated affiliates	1	2
Loss on early extinguishment of debt	(35)	(1)
(Loss) income before income taxes	(35)	227
Income tax benefit (expense)	20	(60)
(Loss) income from continuing operations	(15)	167
Loss from discontinued operations, net of tax(2)	(2)	(4)
Net (loss) income	(17)	163
Net income attributable to noncontrolling interests, net of tax	(7)	—
Net (loss) income attributable to Huntsman Corporation	$(24)	$163

Adjusted EBITDA(1)	$220	$407

Adjusted net income(1)	$46	$186

Basic (loss) income per share	$(0.10)	$0.69
Diluted (loss) income per share	$(0.10)	$0.68
Adjusted diluted income per share(1)	$0.19	$0.77

Common share information:
Basic shares outstanding	239.0	236.5
Diluted shares	239.0	240.1
Diluted shares for adjusted diluted income per share	241.8	240.1

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions, unaudited	2013	2012	(Worse)

Segment Revenues:
Polyurethanes	$1,182	$1,213	(3)%
Performance Products	722	814	(11)%
Advanced Materials	336	340	(1)%
Textile Effects	188	185	2%
Pigments	330	424	(22)%
Eliminations and other	(56)	(63)	11%

Total	$2,702	$2,913	(7)%

Segment Adjusted EBITDA(1):
Polyurethanes	$178	$181	(2)%
Performance Products	54	92	(41)%
Advanced Materials	27	33	(18)%
Textile Effects	(3)	(8)	63%
Pigments	9	150	(94)%
Corporate, LIFO and other	(45)	(41)	(10)%

Total	$220	$407	(46)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	March 31, 2013 vs. 2012
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	3%	—	2%	(8)%	(3)%
Performance Products	1%	—	6%	(18)%	(11)%
Advanced Materials	—	(1)%	4%	(4)%	(1)%
Textile Effects	(1)%	(1)%	(3)%	7%	2%
Pigments	(22)%	—	—	—	(22)%
Total Company	—	—	2%	(9)%	(7)%

(a) Excludes revenues and sales volumes from tolling arrangements, by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts, unaudited	2013	2012	2013	2012	2013	2012	2013	2012

GAAP(1)	$112	$390	$20	$(60)	$(24)	$163	$(0.10)	$0.68
Adjustments:
Acquisition expenses	3	—	(1)	—	2	—	0.01	—
Loss from discontinued operations, net of tax(2)	3	1	N/A	N/A	2	4	0.01	0.02
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(1)	(2)	2	5	0.01	0.02
Loss on early extinguishment of debt	35	1	(13)	—	22	1	0.09	—
Certain legal settlements and related expenses	2	1	(1)	—	1	1	—	—
Amortization of pension and postretirement actuarial losses	19	10	(7)	(1)	12	9	0.05	0.04
Restructuring, impairment and plant closing and transition costs	46	4	(17)	(1)	29	3	0.12	0.01

Adjusted(1)	$220	$407	$(20)	$(64)	$46	$186	$0.19	$0.77

Adjusted income tax expense					20	64
Net income attributable to noncontrolling interests, net of tax					7	—

Adjusted pre-tax income(1)					$73	$250

Adjusted effective tax rate					27%	26%

		Income Tax	Net Income (Loss)	Diluted Income (Loss)
	EBITDA	(Expense) Benefit	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	December 31,	December 31,	December 31,	December 31,
In millions, except per share amounts, unaudited	2012	2012	2012	2012

GAAP(1)	$104	$17	$(40)	$(0.17)
Adjustments:
Acquisition expenses	3	(1)	2	0.01
Loss from discontinued operations, net of tax(2)	1	N/A	—	—
Discount amortization on settlement financing associated with the terminated merger	N/A	(3)	5	0.02
Gain on disposition of businesses/assets	(3)	—	(3)	(0.01)
Loss on early extinguishment of debt	78	(28)	50	0.21
Extraordinary gain on the acquisition of a business, net of tax(3)	(1)	N/A	(1)	—
Certain legal settlements and related expenses	6	(2)	4	0.02
Amortization of pension and postretirement actuarial losses	12	(2)	10	0.04
Restructuring, impairment and plant closing and transition costs	45	(4)	41	0.17

Adjusted(1)	$245	$(23)	$68	$0.28

Adjusted income tax expense			23
Net income attributable to noncontrolling interests, net of tax			2

Adjusted pre-tax income(1)			$93

Adjusted effective tax rate			25%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended
	March 31,		December 31,
In millions, unaudited	2013	2012	2012

Net (loss) income attributable to Huntsman Corporation	$(24)	$163	$(40)
Interest expense, net	51	59	54
Income tax (benefit) expense from continuing operations	(20)	60	(17)
Income tax benefit from discontinued operations(2)	(2)	(1)	(1)
Depreciation and amortization of continuing operations	106	105	108
Depreciation and amortization of discontinued operations(2)	1	4	—

EBITDA(1)	$112	$390	$104

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	March 31,	December 31,
In millions	2013	2012
	(unaudited)

Cash	$256	$396
Accounts and notes receivable, net	1,594	1,534
Inventories	1,797	1,819
Other current assets	356	370
Property, plant and equipment, net	3,643	3,745
Other assets	1,073	1,020

Total assets	$8,719	$8,884

Accounts payable	$1,101	$1,102
Other current liabilities	724	791
Current portion of debt	298	288
Long-term debt	3,489	3,414
Other liabilities	1,282	1,393
Total equity	1,825	1,896

Total liabilities and equity	$8,719	$8,884

Table 7 — Outstanding Debt

	March 31,	December 31,
In millions	2013	2012
	(unaudited)

Debt:
Senior credit facilities	$1,598	$1,565
Accounts receivable programs	236	241
Senior notes	646	568
Senior subordinated notes	892	892
Variable interest entities	262	270
Other debt	153	166

Total debt - excluding affiliates	3,787	3,702

Total cash	256	396

Net debt- excluding affiliates	$3,531	$3,306

Table 8 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions, unaudited	2013	2012

Total cash at beginning of period	$396	$562

Net cash (used in) provided by operating activities	(74)	190
Net cash used in investing activities	(85)	(109)
Net cash provided by (used in) financing activities	21	(176)
Effect of exchange rate changes on cash	(2)	4
Change in restricted cash	—	7

Total cash at end of period	$256	$478

Supplemental cash flow information:
Cash paid for interest	$(59)	$(82)
Cash paid for income taxes	(17)	(13)
Cash paid for capital expenditures	(89)	(81)
Depreciation & amortization	107	109

Changes in primary working capital:
Accounts and notes receivable	(85)	(239)
Inventories	(9)	(65)
Accounts payable	10	186

Total use of cash	$(84)	$(118)

Table 9 — Adjusted EBITDA Reconciliation

$ in millions	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13

Net (loss) income attributable to Huntsman Corporation	$(290)	$406	$(68)	$66	$(172)	$114	$55	$30	$62	$114	$(34)	$105	$163	$124	$116	$(40)	$(24)
Interest expense, net	55	58	65	60	61	43	64	61	59	65	63	62	59	57	56	54	51
Income tax expense (benefit)	138	311	68	(73)	(34)	39	41	(17)	22	34	55	(2)	60	65	61	(17)	(20)
Depreciation and amortization	126	99	112	103	98	97	99	110	103	111	113	112	105	107	107	108	106
Income taxes, depreciation and amortization in discontinued operations	1	—	(70)	(9)	(8)	38	(2)	(17)	(7)	(1)	7	(4)	3	(1)	1	(1)	(1)
EBITDA	30	874	107	147	(55)	331	257	167	239	323	204	273	390	352	341	104	112

Loss on accounts receivable securitization programs	4	6	3	10	—	—	—	—	—	—	—	—	—	—	—	—	—
Acquisition expenses	1	—	8	(9)	—	1	1	1	1	3	1	—	—	1	1	3	3
(Gain) loss on initial consolidation of subsidiaries	—	—	—	—	—	—	—	—	—	(12)	—	—	—	—	4	—	—
EBITDA from discontinued operations	3	2	64	28	21	(100)	3	23	21	2	(17)	—	1	3	—	1	3
Gain on disposition of businesses/assets	—	—	(1)	—	—	—	—	—	—	(3)	(3)	(34)	—	—	—	(3)	—
Loss on early extinguishment of debt	—	—	21	—	155	7	7	14	3	—	2	2	1	—	1	78	35
Extraordinary (gain) loss on the acquisition of a business	—	—	—	(6)	—	—	—	1	(1)	(1)	—	(2)	—	—	(1)	(1)	—
Certain legal settlements and related expense	—	—	—	—	—	—	—	8	34	—	4	8	1	—	4	6	2
Expenses (income) associated with the terminated merger and related litigation	7	(844)	2	—	—	1	3	—	—	—	—	—	—	—	—	—	—
Amortization of pension and postretirement actuarial losses	9	8	7	8	6	5	6	8	7	7	9	8	10	11	10	12	19
Restructuring, impairment and plant closing and transition costs (credits)	14	62	7	5	3	17	4	5	7	9	155	(4)	4	9	51	45	46
Adjusted EBITDA	68	108	218	183	130	262	281	227	311	328	355	251	407	376	411	245	220

$ in millions	2005	2006	2007	2008	2009	2010	2011	2012	1Q13 LTM

Net (loss) income attributable to Huntsman Corporation	$(35)	$230	$(172)	$609	$114	$27	$247	$363	$176
Interest expense, net	425	349	285	262	238	229	249	226	218
Income tax (benefit) expense	(70)	(50)	(13)	190	444	29	109	169	89
Depreciation and amortization	372	361	379	396	440	404	439	427	428
Income taxes, depreciation and amortization in discontinued operations	221	141	(104)	72	(78)	11	(5)	2	(2)
EBITDA	913	1,031	375	1,529	1,158	700	1,039	1,187	909

Loss on accounts receivable securitization programs	9	13	21	27	23	—	—	—	—
Acquisition expenses	—	—	—	—	—	3	5	5	8
Cumulative effect of change in accounting principle	31	—	—	—	—	—	—	—	—
(Gain) loss on initial consolidation of subsidiaries	—	—	—	—	—	—	(12)	4	4
EBITDA from discontinued operations	(274)	4	339	(156)	97	(53)	6	5	7
Gain on disposition of businesses/assets	—	(92)	(69)	(1)	(1)	—	(40)	(3)	(3)
Loss on early extinguishment of debt	323	27	2	1	21	183	7	80	114
Extraordinary (gain) loss on the acquisition of a business	—	(56)	7	(14)	(6)	1	(4)	(2)	(2)
Certain legal settlements and related expense	—	(9)	6	—	—	8	46	11	12
Expenses (income) associated with the terminated merger and related litigation	—	—	210	(780)	(835)	4	—	—	—
Amortization of pension and postretirement actuarial losses	30	17	16	8	32	25	31	43	52
Restructuring, impairment and plant closing and transition costs	58	8	29	31	88	29	167	109	151
Adjusted EBITDA	1,090	942	936	645	577	900	1,245	1,439	1,252

Acquisition - Textile Effects	88	45	—	—	—	—	—	—	—
Sale of C4 business	(36)	(9)	—	—	—	—	—	—	—
Proforma Adjusted EBITDA	$1,142	$978	$936	$645	$577	$900	$1,245	$1,439	$1,252

Table 10 — Adjusted EBITDA by Segment

$ in millions	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12	1Q13
Segment Adjusted EBITDA(1):
Polyurethanes	$36	$90	$140	$137	$56	$73	$103	$101	$118	$146	$144	$82	$181	$174	$243	$190	$178
Performance Products	64	33	85	68	61	116	103	91	117	103	98	63	92	87	109	81	54
Advanced Materials	11	15	27	22	32	51	43	18	39	32	26	17	33	26	31	8	27
Textile Effects	(10)	(10)	(20)	(12)	(1)	9	7	1	(7)	(7)	(28)	(22)	(8)	(4)	(9)	1	(3)
Pigments	(14)	7	17	26	31	51	68	72	89	117	164	147	150	136	75	14	9
Corporate, LIFO and other	(19)	(27)	(31)	(58)	(49)	(38)	(43)	(56)	(45)	(63)	(49)	(36)	(41)	(43)	(38)	(49)	(45)
Adjusted EBITDA	$68	$108	$218	$183	$130	$262	$281	$227	$311	$328	$355	$251	$407	$376	$411	$245	$220

	Proforma(2)	Proforma(2)
$ in millions	2005	2006	2007	2008	2009	2010	2011	2012	1Q13 LTM
Segment Adjusted EBITDA(1):
Polyurethanes	$743	$580	$609	$385	$403	$333	$490	$788	$785
Performance Products	196	215	217	278	250	371	381	369	331
Advanced Materials	154	146	160	150	75	144	114	98	92
Textile Effects	88	56	65	(6)	(52)	16	(64)	(20)	(15)
Pigments	155	125	64	21	36	222	517	375	234
Corporate, LIFO and other	(194)	(144)	(179)	(183)	(135)	(186)	(193)	(171)	(175)
Adjusted EBITDA	$1,142	$978	$936	$645	$577	$900	$1,245	$1,439	$1,252

(1) For a reconcilation see table 9.

(2) Proforma as if Huntsman had acquired its interest in Textile Effects as of January 1, 2005; excludes C4 business sold in 2006.

Footnotes

(1)         We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  acquisition expenses; loss (gain) on initial consolidation of subsidiaries; EBITDA from discontinued operations; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: acquisition expenses; loss (gain) on initial consolidation of subsidiaries; loss (income) from discontinued operations; discount amortization on settlement financing associated with the terminated merger; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)         During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2012 revenues of over $11 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.